UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2009

THE SAINT JAMES COMPANY

(Exact Name of Registrant as Specified in Charter)

North Carolina	000-13738	56-1426581

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)
Broadway Plaza, 520 Broadway, Suite 350 Santa Monica CA 90401
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code:  (818) 880-5285
N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01

Entry into a Material Definitive Agreement

On November 3, 2009 our wholly-owned subsidiary, The Saint James Eos Wine Company, a California corporation (“SJ EOS”) closed on the acquisition of all of the Membership Interests of Sapphire Wines, LLC, a Delaware limited liability company, (“Sapphire”) and Emerald Wines, LLC, a Delaware limited liability company (“Emerald,” and together with Sapphire, the “EOS Companies”) from Saphire Advisors, LLC (“Saphire”) and other members that owned approximately ..15% of Sapphire (collectively the “Sellers”). The closing of the sale of the Membership Interests of the EOS Companies to us is herein referred to as the “EOS Transaction”.

The EOS Companies operate the EOS Estate Winery and distribute wines, including, without limitation, Cupa Grandis, EOS Estate Private Reserve, EOS Estate, Lost Angel, Novella, Carneros Creek, and Wildhurst (“EOS” or the “EOS Business”). The Saint James Company (the “Company”) was a shell company as that term is defined in Rule 12b-2 under the Exchange Act (17 CFR 240.12b-2) prior to closing the EOS Transaction and ceased to be a shell company upon the closing of the EOS Transaction.

Pursuant to the agreement between the Sellers, SJ EOS and the Company (the “Agreement”), SJ EOS acquired 100% of the Membership Interests of the EOS Companies that were owned by the Sellers, in exchange for (i) cash consideration to Saphire in the sum of $300,000, payable in 3 weekly installments commencing on October 30, 2009; (ii) a secured convertible promissory note to Saphire (the “EOS Note”), which was valued at $6,128,560 and is subject to adjustment; and (iii) 2,500,000 shares of our common stock. The Company also granted Saphire an “earnout” pursuant to which it could earn up to an additional 300,000 shares of common stock subject to certain sales and cash flow targets for 2009 and 2010. The Company has agreed to register the 2,500,000 shares, the shares issuable upon conversion of the EOS Note and the earnout shares under the Securities Act to allow them to be resold by the holders thereof. All of such shares are subject to a Lock-up agreement that limits the resale volume as follows:

First Transaction Lapse Year - up to 20%, ratably by Transaction Lapse Year Quarter;
Second Transaction Lapse Year - up to 30%, ratably by Transaction Lapse Year Quarter;
Third Transaction Lapse Year - up to 30%, ratably by Transaction Lapse Year Quarter;
Fourth Transaction Lapse Year - up to 20%, ratably by Transaction Lapse Year Quarter.

The EOS Note is subject to adjustment within 45 days after the closing of the EOS Transaction and such adjustment is expected to reduce the value of the EOS Note to approximately $2,717,596 from $6,128,560 based upon reductions for (i) 50% of the $5.5 Million note due to VinREIT (i.e. $2.75Million); and (ii) overdue payments to VinREIT that SJ EOS will assume, of $660,964, subject to any further adjustments.

As part of the Agreement, SJ EOS has acquired Sapphire subject to its liabilities including overdue obligations of approximately (i) $7,500,000 to Farm Credit Bank West (“Farm Credit”); (ii) a “Bridge Loan” in the amount of $5,325,920 (as of October 31, 2009) due to VinREIT; (iii) a “Grower Loan” in the amount of $3,187,500; and (iv) past due rent obligations under the existing Saphire vineyard and winery lease with VinREIT of $660,964.

We are currently looking for another bank to replace Farm Credit and extend sufficient credit to allow us to repay the Farm Credit overdue obligation that is currently in default. As of the date of this Report, we have not identified a replacement bank for this obligation.  With respect to the Bridge Loan, the Grower Loan and the existing VinREIT vineyard and winery lease, Saphire is in default under these obligations and we are currently in discussions with VinREIT and have received a Term Sheet from VinREIT addressing these issues on the terms set forth herein.

If the transaction with VinREIT proceeds as we have discussed with VinREIT, Sapphire will be (i) entering into a new $25.5 million lease for the vineyard and winery with VinREIT terminating December 31, 2017 (with annual payment obligations of $2,040,000, payable monthly and subject to adjustment); and (ii) obtaining a $5,500,000 promissory note from VinREIT which will satisfy both of the outstanding Bridge Loan and Grower Loan obligations, with VinREIT agreeing to waive repayment of all amounts over $5,500,000 so long as the past due rent is paid and the Farm Credit debt obligation is assumed by another bank. The proposed transaction with VinREIT requires that we bring current the past due rent obligations of $660,964 and find a bank to replace the Farm Credit obligation that is currently in default.

The Bridge Loan and Grower Loan are currently guaranteed by Jeffrey Hopmayer, a former principal of the Sellers. In the event that we are successful in replacing the Farm Credit loan and/or completing the VinREIT transaction, it can be expected that all of the assets of SJ EOS and the Company will be pledged as security against such obligations. The Farm Credit Note is currently is secured by Sapphire’s inventory, accounts receivable and certain personal property. If restructured, the VinREIT lease and note will continue to provide a leasehold mortgage and a pledge of the EOS trademarks as security for the Note.  Additionally the Note and the Lease will be cross-defaulted.

There can be no assurance that we will be successful in (i) finding a bank to replace the $7,500,000 outstanding Farm Credit obligation; or (ii) renegotiating the VinREIT lease and outstanding Bridge Loan and Grower Loan obligations. In addition, we will need to raise additional capital of at least $1,000,000 to pay-off the $660,964 past due rent obligation to VinREIT as well as other short term accounts payable. We intend to try and sell additional common stock in a private transaction to raise additional capital of at least $3,000,000 but there can be no assurance that we will be successful in raising such capital. If we do not restructure the current Saphire debt obligations and raise at least $1,000,000 immediately, we will be at risk of possibly having to discontinue Sapphire’s business operations.

 In addition, SJ EOS has agreed to (i) deliver into escrow for the benefit of VinREIT the first $600,000 of accounts receivable which it collects after the Closing Date (with the balance being retained by us); and (ii) engage Jeffrey Hopmayer, a principal of the Sellers, as a Consultant for a period of three (3) years, at a fee of $285,000 per year.  Saphire has also entered into a transition service agreement with SJ EOS which provides for certain transition services to be provided by Saphire during the 90 day period following the closing of the EOS Transaction.

A copy of the Agreement, the EOS Note and all of the agreements related to the EOS Transaction are included as Exhibits to this Current Report.

Item 2.01

Completion of Acquisition of Assets

As described in Item 1.01 above, on November 3, 2009, the Company, through its wholly owned subsidiary, SJ EOS, acquired all of the Membership Interests of the EOS Companies from the Sellers in accordance with the Agreement. The acquisition was accounted for as a recapitalization effected by a share exchange.  SJ EOS is considered the acquirer for accounting and financial reporting purposes.  The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

BUSINESS

Corporate History

The Saint James Company (“we,” “our,” “us,” or the “Company”) was incorporated on January 10, 1984, under the laws of the State of North Carolina under the name “Chem-Waste Corporation” and on July 19, 1984, we changed our name to “Radiation Disposal Systems, Inc.”  During the succeeding 14 years, until 1998, we designed, manufactured, sold, and serviced equipment and systems for the treatment of contaminated insoluble organic materials.  Thereafter, that aspect of our business operations ceased.  In December of 2005, we acquired certain animation cell art with the intention of engaging in a marketing and licensing business.  Due to limited resources, we were unable to pursue that business opportunity and, in the quarter ended September 30, 2008, our management determined that an impairment loss of the full carrying value of the cells had occurred.

In September 2008, Bruce M. Cosgrove resigned as our Chief Executive Officer and he and Stuart Hamilton resigned as members of our board of directors.  In connection therewith, our sole remaining director, Wayne Gronquist, became our acting Chief Executive Officer and Chief Financial Officer. Effective June 1, 2009, Wayne Gronquist resigned as our Chief Executive Officer and President and was replaced by Richard Hurst, who was appointed as our Chief Executive Officer and to our board of directors. On July 10, 2009 Dale Paisley was appointed as our Chief Financial Officer, on a contract basis, replacing Wayne Gronquist as Chief Financial Officer, who has remained as one of our directors. On September 2, 2009 the Company’s Board, acting by unanimous consent of the Board of Directors in lieu of a meeting pursuant to Section 55-8-21 of the North Carolina Business Corporation Act and Article IV Section 6 of Corporation's By-Laws, nominated George McCarthy as our Chairman of the Board, to fill the vacancy on the Company’s Board of Directors and thereby bring the total number of Directors on the Board to three.

Background

THE GLOBAL WINE INDUSTRY

The global wine market has been transformed in the last thirty or so years by the rapid emergence of so-called New World wines, combined with the rapid expansion of consumptions of all wines to new markets around the globe. The USA and Australia have led the growth in New World wines, and have also been key to the expansion of wine consumption beyond the Old World wine markets of Europe. More recently, countries such as Chile, South Africa, Argentina and New Zealand have rapidly expanded production, while markets in Latin America, Eastern Europe and Asia have further fueled consumption. At the same time, production and consumption in Europe has slowed or declined.

In many wine-producing countries, supply has expanded more quickly than demand, encouraged in part by readily available credit. At the same time, many winery owners are completing a generation of ownership, and are considering their options going forward. While many will pass operations on to the next generation, others will have noted the large number of winery sales that have taken place in recent years. Finally, the global economic downturn, and the accompanying credit squeeze, has impacted many wineries that invested during the boom years, and many are facing severe financial challenges.

In anticipation of these changes, we have spent much of the last two years identifying acquisition opportunities around the world, and have recently, through our SJ EOS subsidiary, acquired EOS, which is our first winery acquisition and is located in the State of California.

EOS Estate Winery

EOS Estate Winery is located in the center of the Central Coast grape-growing and agricultural region. The winery includes a state of the art production facility capable of producing in excess of 400,000 cases.  EOS is strategically located in Paso Robles, with access to both local fruit, as well as ultra premium Sonoma and Napa grown grapes.

The EOS Estate Winery was established in 1987, by the Arciero Family and, since planting its first vineyards, has grown to become one of the leading producers in Paso Robles and the Central Coast.  It currently produces in excess of 200,000 cases under its own proprietary labels.   Due to the Central Coast’s lower land costs, compared to neighboring Napa and Sonoma, EOS is able to produce high quality world class wines that many feel over-deliver versus price.

On August 3, 2007, Sapphire executed an Asset Purchase Agreement to acquire substantially all of the assets of Arciero Wine Group, LLC (“Arciero”) for approximately $20,500,000. Arciero was engaged in the business of producing, distributing and selling wine. Sapphire accounted for this acquisition using the purchase method. Sapphire allocated the purchase price to the fair value of assets acquired. The excess of fair value of acquired assets over cost was approximately $2.0 million and was allocated as a pro rata reduction to the acquired assets as a part of the purchase price.

The following table summarizes the purchase allocation of Arciero:
Land & land improvements	$662,913
Equipment & fixtures	3,390,556
Buildings	16,446,531
Total assets acquired	$20,500,000

On March 9, 2009, Sapphire completed the acquisition of certain assets and contracts of Briarcliff Wine Group, LLC (“Briarcliff”). Briarcliff was engaged in the business of producing, distributing and selling wine. Pursuant to the agreement, Sapphire acquired inventories and Carneros Creek and Wildhurst brand names, and assumed the grape purchase contracts and custom crush and bottling agreements.

The EOS Estate winery has an established portfolio of brands, ranging from value priced to ultra premium California Wines.  Eos has a long history of producing exclusive wines for Trader Joe’s, and its Novella wines can be found at Trader Joe’s nationwide.  EOS’ award winning wines consistently earn gold medals in regional and national competitions, and have achieved a number of “90+” ratings from Wine Enthusiast and other respected institutions.

EOS currently produces the following Cupa Grandis, EOS Estate Private Reserve, EOS Estate, Lost Angel and Dessert wines, as well as Novella, Carneros Creek, and Wildhurst wines:

EOS Wines
•	The Cupa Grandis Wines include:
•	Chardonnay
•	Petit Sirah

•	The EOS Estate Private Reserve Wines include:
•	EOS Estate Reserve Chardonnay
•	EOS Estate Reserve Petit Sirah
•	EOS Estate Reserve Cabernet Sauvignon
•	EOS Estate Reserve French Connection
•	EOS Estate Reserve Merlot

•	The EOS Estate Wines include:
•	EOS Estate Sauvignon Blanc
•	EOS Estate Pinot Grigio
•	EOS Estate Zinfandel
•	EOS Estate Petit Sirah
•	EOS Estate Cabernet Sauvignon
•	EOS Estate Late Harvest Moscato “Tears of Dew”
•	EOS Estate Zinfandel Port

•	Indianapolis Motor Speedway Cabernet Sauvignon
•	Indianapolis Motor Speedway Brickyard Red

•	The EOS Lost Angel Wines include:
•	Lost Angel Chardonnay
•	Lost Angel Mischief
•	Lost Angel Muscat Canelli
•	Lost Angel Cabernet Sauvignon
•	Lost Angel Petit Sirah
•	Lost Angel Riesling
•	Lost Angel Ruckus

•	The EOS Dessert Wines include:
•	EOS Estate Late Harvest Moscato “Tears of Dew”
•	EOS Estate Zinfandel Port
•	Lost Angel Muscat Canelli
•	Lost Angel Ruckus

Originally named for the goddess of the dawn in ancient Greek mythology, EOS uses eco-friendly technology to harness the sun’s energy to craft premium wines. In 2007, Eos launched a $5 million project to install a cutting-edge solar system to power the winery and tasting room operations. More than two acres of ground-mounted tracking solar arrays supply all electrical power for the winery and tasting room; additional roof-mounted solar arrays provide all water-heating needs.  Eos is the largest winery on California’s Central Coast to run completely on alternative energy.

The Chief Winemaker of Eos’s operations, Nathan Carlson, has been retained by SJ EOS and will continue to oversee operations at EOS. In addition, SJ EOS has entered into a 90 day Transition Services agreement with the Sellers of EOS to facilitate the transition of ownership from the Sellers to SJ EOS. SJ EOS has also engaged Jeffrey S. Hopmayer, a former principal of the Sellers, as a consultant for a period of three years to advise SJ EOS on licensing, registration, sales, marketing, branding, public relations, personnel and winemaking matters.

Terms of the EOS Transaction

Pursuant to the Agreement, SJ EOS acquired 100% of the Membership Interests of the EOS Companies that were owned by the Sellers, in exchange for (i) cash consideration to Saphire in the sum of $300,000, payable in 3 weekly installments commencing on October 30, 2009; (ii) a secured convertible promissory note to Saphire (the “EOS Note”), which was valued at $6,128,560 and is subject to adjustment; and (iii) 2,500,000 shares of our common stock. The Company also granted Saphire an “earnout” pursuant to which it could earn up to an additional 300,000 shares of common stock subject to certain sales and cash flow targets for 2009 and 2010. The Company has agreed to register the 2,500,000 shares, the shares issuable upon conversion of the EOS Note and the earnout shares under the Securities Act to allow them to be resold by the holders thereof. All of such shares are subject to a Lock-up agreement that limits the resale volume as follows:

First Transaction Lapse Year - up to 20%, ratably by Transaction Lapse Year Quarter;
Second Transaction Lapse Year - up to 30%, ratably by Transaction Lapse Year Quarter;
Third Transaction Lapse Year - up to 30%, ratably by Transaction Lapse Year Quarter;
Fourth Transaction Lapse Year - up to 20%, ratably by Transaction Lapse Year Quarter.

The EOS Note is subject to adjustment within 45 days after the closing of the EOS Transaction and such adjustment is expected to reduce the value of the EOS Note to approximately $2,717,596 from $6,128,560 based upon reductions for (i) 50% of the $5.5 Million note due to VinREIT (i.e. $2.75Million); and (ii) overdue payments to VinREIT that SJ EOS will assume, of approximately $661,000, subject to any further adjustments.

As part of the Agreement, SJ EOS has acquired Sapphire subject to its liabilities including overdue obligations of approximately (i) $7,500,000 to Farm Credit Bank West (“Farm Credit”); (ii) a “Bridge Loan” in the amount of $5,325,920 (as of October 31, 2009) due to VinREIT; (iii) a “Grower Loan” in the amount of $3,187,500; and (iv) past due rent obligations under the existing Saphire vineyard and winery lease with VinREIT of $660,964.

We are currently looking for another bank to replace Farm Credit and extend sufficient credit to allow us to repay the Farm Credit overdue obligation that is currently in default. As of the date of this Report, we have not identified a replacement bank for this obligation.  With respect to the Bridge Loan, the Grower Loan and the existing VinREIT vineyard and winery lease, Saphire is in default under these obligations and we are currently in discussions with VinREIT and have received a Term Sheet from VinREIT addressing these issues on the terms set forth herein.

If the transaction with VinREIT proceeds as we have discussed with VinREIT, Sapphire will be (i) entering into a new $25.5 million lease for the vineyard and winery with VinREIT terminating December 31, 2017 (with annual payment obligations of $2,040,000, payable monthly and subject to adjustment); and (ii) obtaining a $5,500,000 promissory note from VinREIT which will satisfy both of the outstanding Bridge Loan and Grower Loan obligations, with VinREIT agreeing to waive repayment of all amounts over $5,500,000 so long as the past due rent is paid and the Farm Credit debt obligation is assumed by another bank. The proposed transaction with VinREIT requires that we bring current the past due rent obligations of $660,964 and find a bank to replace the Farm Credit obligation that is currently in default.

The Bridge Loan and Grower Loan are currently guaranteed by Jeffrey Hopmayer, a former principal of the Sellers. In the event that we are successful in replacing the Farm Credit loan and/or completing the VinREIT transaction, it can be expected that all of the assets of SJ EOS and the Company will be pledged as security against such obligations. The Farm Credit Note is currently secured by Sapphire’s inventory, accounts receivable and certain personal property. If restructured, the VinREIT lease and note will continue to provide a leasehold mortgage and a pledge of the EOS trademarks as security for the Note.  Additionally the Note and the Lease will be cross-defaulted.

 In addition, SJ EOS has agreed to (i) deliver into escrow for the benefit of VinREIT the first $600,000 of accounts receivable which it collects after the Closing Date (with the balance being retained by us); and (ii) engage Jeffrey Hopmayer, a principal of the Sellers, as a Consultant for a period of three (3) years, at a fee of $285,000 per year.  Saphire has also entered into a transition service agreement with SJ EOS which provides for certain transition services to be provided by Saphire during the 90 day period following the closing of the EOS Transaction.

Pursuant to the Agreement, SJ EOS acquired all of the EOS Companies’ personal, tangible, intangible and other assets, properties, and rights of any kind which are or have been used or are useable in, or reasonably necessary to, the historical, current, or currently planned (for the 12-month period following the Closing Date) operation of the EOS Business, other than certain excluded assets described hereinbelow. The following assets were included in the EOS Transaction:

(a)          Equipment.  All equipment, machinery, furniture, fixtures, leasehold improvements, bottling lines, laboratory and laboratory equipment, wine-making equipment, office equipment, personal computer hardware and Software, flat panel screens, solar installations, and vehicles which are or have been used or are useable in, or reasonably necessary to, the historical, current, or currently planned (for the 12-month period following the Closing Date) operation of the EOS Business, and not included in the equipment listed as being owned by VinREIT pursuant to the VinREIT Agreement;

(b)          Accounts Receivable.  All Accounts Receivable, subject to the payment of the first $600,000 of Accounts Receivable to VinREIT;

(c)           Inventory.  All inventory (including, without limitation, all raw materials, packaging materials, bulk wine, case goods, work-in-process, finished goods, goods-in-transit, consigned goods and returned goods) related to the EOS Business;

(d)           Prepaid Expenses.  All prepaid expenses of the Business existing as of the Closing Date, including, without limitation, pre-payments for the 2009 grape harvest;

(e)          Contracts, Licenses, and Leases.  All of EOS Companies’ rights under any contract, license, agreement (whether written or verbal), or real property leases described in the Agreement;

(f)           Intellectual Property.  All Intellectual Property held for use or owned by the EOS Companies, including, without limitation, the Intellectual Property described on Schedule 2.1(f) of the Agreement, and all goodwill associated therewith, including, without limitation, the right to sue and recover damages for past, present and future infringement thereof;

(g)          Books and Records.  All books, records, files and other data of the EOS Companies (including, without limitation, those stored electronically) relating to the EOS Business, including, without limitation, customer lists, supplier lists, mailing lists, sales materials, copies of all financial statements, accounting and operating ledgers, warranty records, sales and promotional materials, studies, reports, customer records and information, and copies of the same;

(h)          Claims.  All claims and rights against third parties, including, without limitation, rights under warranties, rebates, setoffs, refunds, credits, allowances, and rights of recovery;

(i)          Restrictive Covenants.  All rights in and to any restrictive covenants and other obligations of present and former employees, independent contractors, suppliers, and customers of the EOS Business;

(j)          Telephone Numbers.  All telephone numbers, domain names, websites, URLs, and e-mail addresses; and

(k)          Goodwill.  All other intangible assets of EOS Companies, including, without limitation, goodwill and going concern value.

Excluded Assets.

The following properties, assets, rights and interests of the EOS Companies were expressly excluded from the assets owned by the EOS Companies and as such were not included in the EOS Transaction:

(a)            Cash.  All cash and cash equivalents generated in the ordinary course of business;

(b)            Taxes.  All refunds, credits, or overpayments with respect to Taxes;

(c)            Organizational Documents.  All organizational documents, minute books, and records which Sellers are required by law to retain, subject to Sellers providing true and correct copies thereof to SJ EOS at the Closing;

(d)            Transactions.  All rights of Sellers under the Agreement or any document executed in connection herewith; and

(e)            Personal Items.  The properties, assets, rights and interests of the EOS Companies or Sellers set forth on Schedule 2.2 (f) of the Agreement.

The United States Market

An important component of the Company’s growth strategy is penetration of the US market. US consumers are drinking more wine than ever before.  A recent Gallup Poll rated wine as U.S. consumers’ preferred alcoholic beverage. According to “The Wine Institute and Gomberg, Fredrikson & Associates” the United States consumed 745 million gallons of wine in 2007, which was a 226 million gallon increase over 1997.

US Sales and Marketing Strategy

The majority of US wine and spirits consumption is concentrated in the five states of California, Texas, Florida, New York, and Illinois.  Therefore, rather than attempt to field a national sales effort in all fifty states, the Company intends to target these and other key states to quickly drive optimum sales penetration.

In the three-tier US distribution system, producers are required to sell through an independent third party, typically a distributor, who adds a profit margin to the wine before selling to the retailers or on-premise accounts.  Each level of the distribution chain retains a mark-up; the average mark-up for distributors is 15% to 25% and, for retailers, it ranges from 15% to 30%.

Through the application of generous depletion allowances (rebates to distributors against volumes achieved), it is the Company’s goal to provide  high margin products for its business partners, thus significantly increasing their motivation to recommend the Company wines to their customers over other wines in their portfolio. The Company intends to also focus on tailored programs with the major retailers, including the sale of private label brands.

Koala Blue License Agreement

As of February 15, 2009, we entered into a long-term License Agreement with GreatStone Wines Pty Ltd (“GreatStone”), pursuant to which GreatStone granted an exclusive, ten-year, renewable license to us for the names, designs, logos, and trademarks attached to the Koala Blue Wines in the United States and Canada.  We were also granted a first and last right of refusal to acquire a license for such designs and marks in the United Kingdom.  During the term of the License Agreement, we are to pay certain sales-based, per-case royalties to GreatStone, in addition to a minimum annual license fee that is subject to partial set-off against the royalty payments.  As of the date of this Report, we have paid the requisite minimum license fee due for fiscal 2009 but have not yet commenced the sale or distribution of Koala Blue Wines.  Koala Blue Wines is a brand founded in 1983 by Olivia Newton John and Pat Farrar.

Overview of our Prospective New Zealand Business

Effective as of March 18, 2009, we entered into agreements to acquire three wineries in New Zealand and are currently seeking regulatory approval and financing to complete two of those acquisitions. The agreement to acquire the third New Zealand winery, Lawson Dry Hills, was terminated by Lawson because financing and Overseas Investment Office (“OIO”) approval requirements of the Agreement were not fulfilled by the agreed deadline. The agreement to acquire the other two New Zealand wineries, Waimea Estates, and Gravitas Wines is similarly subject to financing and OIO approval requirements, our receipt of satisfactory financial statements of each of the wineries, the parties’ receipt of such financing as is required to consummate the acquisitions and, thereafter, to operate the acquired businesses in accordance with our business plan, and standard, usual, and customary closing conditions.

If we complete the acquisition of the New Zealand Wineries, we expect to (i) pay cash consideration of NZ$21M ($15.4 million) and issue approximately 1,675,125 shares of our common stock, plus a convertible note in the principal amount of approximately $3,350,250 as the purchase price for Waimea Estates; and (ii) pay cash consideration of NZ$4.5M ($3.3 million) and issue approximately 1,302,875 shares of our common stock as the purchase price for Gravitas, which would collectively have an aggregate fair value equivalent to the fair value of the two acquisitions, taken as a whole (with our shares being valued at $2.00 per share).  The various parties will be required to make certain representations and warranties to each other that are standard and customary in the wine industry for transactions of this size and magnitude. While it is our intention to proceed to close the remaining two New Zealand acquisitions, each of these potential acquisitions is subject to contingencies that are both within and outside of our control. There can be no assurance that either or both of these transactions will close.

We will require additional funds to close the prospective acquisitions and, thereafter, to operate those businesses, as well as to initiate distribution of the Koala Blue wines.  These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares.  There is no assurance that we will be able to obtain required financing for any or all of such purposes on favorable terms, on required time schedules, or at all.  In addition, there is no assurance that, thereafter, we will be able to maintain our operations at a level sufficient for us to report operational profits or for our shareholders to obtain a return on their investments in our common stock.

We intend to structure the New Zealand Wine Group as a new subsidiary of the Company, to initially consist of the two existing businesses combined into a consolidated operating unit, with the goal of providing economy of scale benefits and significantly greater returns. We are of the belief that the two wineries targeted have excellent synergies and collectively cover the key market sectors and price points. However, individually they lack the critical mass necessary to effectively penetrate foreign markets.

Description of Waimea Estates

Since planting its first vineyards in 1993, Waimea Estates has grown to become one of the leading producers in Nelson Bay.  It currently produces in excess of 50,000 cases under its own proprietary labels, and generates additional cash flow and profits through a bulk wine sales agreement with Pernod Ricard. Due to the Nelson Valley’s lower land costs, compared to the nearby Marlborough Valley, Waimea Estates is able to produce high quality wines at a lower cost per liter.

Description of Gravitas Wines

Gravitas produces super-premium brand wines with price points in the top tier of New Zealand wines.  It currently generates relatively small sales volumes through more than 20 global distributors, although the recent introduction of a second label provides the opportunity to generate additional volume at more affordable price points in selected markets.

NEW ZEALAND WINE INDUSTRY

The New Zealand Wine industry currently generates more than NZ$1 billion in revenue annually and is currently comprised predominantly of small (fewer than 10K cases) producers, many of whom lack the scale and resources to effectively compete in the global wine economy. We believe that this creates a number of opportunities for strategic investment over the next few years.

•	New Zealand has a worldwide reputation for producing exceptional wines and has the highest average selling price of any country exporting wine to the UK.
•	It is a niche producer of high quality wines into the fastest growing international wine segments, super-premium (US$15 and above) and premium (US$12-15).
•	Marlborough is recognized as the world’s leading producer of Sauvignon Blanc, and is rated internationally as a benchmark style for this wine variety.
•	New Zealand now has 585 wineries compared to approximately half that number 10 years ago.
•
45% of New Zealand wine production is in the Sauvignon Blanc grape, but we believe that there are many other varieties that can be enhanced and promoted successfully – particularly Pinot Noir and Pinot Gris.

•
The New Zealand wine market is now becoming less constrained by grape supply, although land in the Marlborough region is limited. A total of 285,000 tons of grapes were harvested in 2008, 39 per cent more than in 2007, more than 3 times the volume of 5 years earlier; 68% of the 2008 harvest came from Marlborough (195,000 tons). While the overall increase in harvest is significant, New Zealand still only accounts for 0.5% of total world wine production.

•
Export sales increased to 89 million liters in 2008, more than 3 times the 2003 volume, and surpassing domestic sales for the first time, the latter having increased only slightly since 2003. New Zealand exports still only represent around 10% of Australian export volume and approximately 15% of Chilean exports.

•	Large international players, such as Constellation Brands, Pernod Ricard, Foster’s and E&J Gallo have invested in New Zealand vineyard land and businesses in recent years.

While the two New Zealand acquisition targets both have experienced operational management currently in place, we believe that there exists the opportunity to eliminate duplication of roles and realize operational savings without disruption to existing operations and to provide the following benefits to the Company:

1. Scale Benefits - higher volumes, lower costs.

With the acquisition and amalgamation of the vineyards and the wineries in New Zealand, Management believes that there are many cost savings that can be realized, including volume discounts on dry goods, transportations costs, and storage costs in the New Zealand and overseas.

In addition, by blending Nelson wines into the Marlborough wines in a 15%/85% blend, the wines can still be legally exported under the Marlborough appellation to foreign markets while significantly reducing the wine cost of goods on a per case basis.

2. Production Synergy Benefits - better utilization of fixed assets

At EOS, importing bulk wine from New Zealand and bottling in California should allow for both significant savings in shipping costs and full utilization of the facility, thus generating additional fixed overhead savings.

By consolidating and streamlining activities at the two facilities, and utilizing large bulk tanks designed for higher production volumes, the Company should generate savings in crush costs, storage costs, maintenance costs, and reduced labor costs.

3. Financial Benefits – reduced cost of capital

The Company intends to take advantage of the seasonality of an agricultural business (with harvest expenses in California typically beginning in September, and, in the Southern hemisphere, in February), allowing the Company to more evenly spread out its cash flow needs and maximize its returns.

4. Sales and Marketing Benefits - Ability to utilize the Company’s sales and marketing strategies to create a significant impact on exports to overseas markets.

The Company intends to provide a combination of both premium and value-for-money products, unified by consumer friendly label designs, and supported by significant investment in sales and marketing, to drive new sales in the US, UK and other markets.

Employees

The Company and its subsidiaries currently employ 51 full and part-time employees.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this current report that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have incurred significant losses and anticipate future losses; our independent registered public accounting firm has expressed a reservation that we can continue as a going concern.

At December 31, 2008 and June 30, 2009, we had an accumulated deficit of $4,099,662 and $4,539,328, respectively, and a shareholders’ deficit of $352,739 and $538,056, respectively.  As a result of these, among other factors, we received a report on our financial statements for the year ended December 31, 2008, from our independent accountants that include an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.  Although we have recently raised $265,000 through the private sale of 132,500 shares of our common stock, we still need to obtain additional financing to fund our EOS operations, working capital and for our prospective acquisitions.  No assurances can be given that we will be successful in funding existing or future operational and working capital requirements, acquiring additional operations, generating sufficient revenues, or reaching or maintaining profitable operations.

Our existing financial resources are insufficient to meet our ongoing operating expenses, our EOS operations and our prospective acquisitions and business plan.

Our only source of revenue at this time is from the operations of EOS, which we recently acquired. We currently have significant expenses coming due during the fourth quarter of 2009 in our EOS operations and lack the capital to fully fund such expenses. Our existing cash balances are insignificant and are inadequate to meet both our ongoing and our upcoming operating expenses and to fund our prospective additional acquisitions and overall business plan.  We currently have inadequate capital and borrowing lines to acquire grapes and raw materials necessary for us to produce our wines. Unless we are able to raise additional debt and/or equity, we will neither be able to meet our ongoing operating expenses nor close our prospective acquisitions.  No assurances can be given that we will be able to meet our current or future operating expense obligations or the financing or other closing conditions in respect of any of such acquisitions.

The Farm Credit $7,500,000 line of credit was terminated by its terms in September 2009 and was in default when we closed on the acquisition of EOS. Thus, the Farm Credit line of Credit is due and payable as at the date of this Report. We currently lack sufficient resources to repay the Farm Credit line of Credit and are in default and have been in default of such line of credit since the closing of the EOS Transaction. While we are attempting to replace the Farm Credit line of credit with a facility from another lender, there can be no assurance that we will succeed in obtaining another line of credit that is sufficient to repay Farm Credit. In addition, we need capital for working capital and to pay for grapes and other raw materials necessary to run the EOS Business. If we are unable to borrow or raise capital in an amount sufficient to repay Farm Credit and to provide for our working capital needs, we may be unable to continue to operate the EOS Business. In addition, Farm Credit has the legal option to foreclose on its line of credit and attach collateral such as our inventory. Any actions by Farm Credit to foreclose its line of credit or to seek remedies for the line of credit that is in default would have significant negative consequences for the Company and could cause us to discontinue operations.

We are in default under Certain Material Obligations.

As part of the Agreement, SJ EOS has acquired Sapphire subject to its liabilities including overdue obligations of approximately (i) $7,500,000 to Farm Credit Bank West (“Farm Credit”); (ii) a “Bridge Loan” in the amount of $5,325,920 (as of October 31, 2009) due to VinREIT; (iii) a “Grower Loan” in the amount of $3,187,500; and (iv) past due rent obligations under the existing Saphire vineyard and winery lease with VinREIT of $660,964.

We are currently looking for another bank to replace Farm Credit and extend sufficient credit to allow us to repay the Farm Credit overdue obligation that is currently in default. As of the date of this Report, we have not identified a replacement bank for this obligation.  With respect to the Bridge Loan, the Grower Loan and the existing VinREIT vineyard and winery lease, Saphire is in default under these obligations and we are currently in discussions with VinREIT and have received a Term Sheet from VinREIT addressing these issues on the terms set forth herein.

There can be no assurance that we will be successful in (i) finding a bank to replace the $7,500,000 outstanding Farm Credit obligation; or (ii) renegotiating the VinREIT lease and outstanding Bridge Loan and Grower Loan obligations. In addition, we will need to raise additional capital of at least $1,000,000 to pay-off the $660,964 past due rent obligation to VinREIT as well as other short term accounts payable. We intend to try and sell additional common stock in a private transaction to raise additional capital of at least $3,000,000 but there can be no assurance that we will be successful in raising such capital. If we do not restructure the current Saphire debt obligations and raise at least $1,000,000 immediately, we will be at risk of possibly having to discontinue Sapphire’s business operations.

Our failure to attract and retain qualified personnel could adversely affect our business.

Our success will depend, in part, on our ability to attract, hire, and retain seasoned veterans in the wine industry and executives with international distribution experience.  The efforts and abilities of our existing and to-be-hired senior management team and key employees will be critical to our establishment of a viable business model.  The motivation, skills, experience, and industry contacts of such persons are expected to benefit our operations and administration significantly.  The failure to attract, motivate and/or retain such members of our senior management team and key employees could have a negative effect on our budget, our business and our operating results.

Risks associated with our recent EOS acquisition and with our proposed acquisitions could adversely affect our prospective business.

We recently incurred significant debt when we acquired the assets and business operations of EOS. Currently expected, and future, acquisitions will cause us to incur additional debt, issue additional shares of our capital stock, increase contingent liabilities, and increase interest expense and amortization expense related to intangible assets, as well as to experience dilution in any earnings per share and return on capital.  Future impairment losses on goodwill and intangible assets with an indefinite life, or restructuring charges, could also occur as a result of acquisitions.

We may not consummate our currently contemplated acquisitions.

Effective as of May 2009, we entered into agreements to acquire the capital stock or assets of three New Zealand wineries:  Lawson’s Dry Hills, Waimea Estates, and Gravitas Wines.  We have since received notice from Lawson’s Dry Hills that effective September 18, 2009 Lawson Dry Hills was terminating its agreement with us because financing and Overseas Investment Office (“OIO”) approval requirements of the Agreement were not fulfilled by the agreed deadline. The agreement to acquire the other two New Zealand wineries, Waimea Estates, and Gravitas Wines is similarly subject to financing and OIO approval., our receipt of satisfactory financial statements of each of the wineries, the parties’ receipt of such financing as is required to consummate the acquisitions and, thereafter, to operate the acquired businesses in accordance with our business plan, and standard, usual, and customary closing conditions.  There can be no guarantee that these conditions will be satisfied or that our contemplated acquisitions of any of these wineries will be consummated.

The current global recession and credit crisis may deepen and the recovery may be slow, adversely impacting our financial results and liquidity.

Stable economic conditions and credit availability are important for us to obtain the financing required to close our prospective acquisitions and to operate EOS.  There can be no assurance that we will be able to obtain or maintain any such financing on terms acceptable to us, of at all.

Competition could have a material adverse effect on our current and prospective business.

We operate in a highly competitive industry and the dollar amount and unit volume of our sales could be negatively affected by our inability to maintain or increase prices, a general decline in wine consumption, or the decision of wholesalers, retailers, or consumers to purchase competitive products instead of deciding to purchase ours.  Wholesaler, retailer, and consumer purchasing decisions are influenced by, among other things, the perceived absolute or relative overall value of products, including their quality or pricing, compared to competitive products.  Our unit volume and dollar sales could also be affected by pricing, purchasing, financing, operational, advertising, or promotional decisions made by wholesalers, state and provincial agencies, and retailers, which could affect their supply of, or consumer demand for, our prospective products.  We could also experience higher than expected selling, general, and administrative expenses if we find it necessary to increase the number of our personnel or our advertising or promotional expenditures to establish and then maintain a competitive position or for other reasons.

We operate in a highly competitive consumer category.

While we compete for customers largely on the basis of product quality, price is also an important basis of selection and competition.  Our success depends on establishing and maintaining the strength of our consumer brands by continuously improving our offerings and appealing to the changing needs and preferences of our customers and end consumers.

Our business could be adversely affected by a decline in the consumption of products we sell and plan to sell.

Since 1995, there have been modest increases in consumption of wine in many of the geographic markets that we intend to enter.  There have been periods in the past, however, in which there were substantial declines in the overall per-capita consumption of wine in the U.S. and other markets in which we currently operate and in which we may participate in the future.  A limited or general decline in consumption in our product categories could occur in the future due to a variety of factors, including:

•	A general decline in economic or geo-political conditions;

•	Increased concern about the health consequences of consuming wine and about drinking and driving;

•	A trend toward a healthier diet, including beverages such as juices and water products;

•	The increased activity of anti-alcohol groups;

•	Increased federal, state or foreign excise or other taxes on wine; and

•	Increased regulation placing restrictions on the purchase or consumption of wine.

In addition, our current and continued success will depend, in part, on our ability to develop products.  The initial launch of products and success of any new products, if any, are inherently uncertain especially with regard to their appeal to consumers.  The operation of our business and the launch of any new products can give rise to a variety of costs and an unsuccessful launch, among other things, can affect consumer perception of existing brands.

We rely on the performance of wholesale distributors and major chain and independent retailers, for the success of our business.

Our current products are sold principally to wholesalers for resale to retail outlets, as well as directly to major retailers and chains, where permitted.  The replacement or poor performance of such consumer chains could materially and adversely affect our budgets and, in turn, our expected results of operations and financial condition.  Our inability to collect accounts receivable from our customers could also materially and adversely affect our results of operations and financial condition.

The industry is being affected by the trend toward consolidation in the wholesale and retail distribution channels.  If we are unable successfully to enter this type of a changing environment, our budgets and, in turn our expected net income, share of sales, and volume growth could be negatively affected.  In addition, our wholesalers and retailers offer products that compete directly with our current and expected future products for retail shelf space and consumer purchases.  Accordingly, such wholesalers or retailers may give higher priority to products of our current and prospective competitors that to us.  In the future, our current or prospective wholesalers and retailers may not commence or continue to purchase our products or provide our products with adequate levels of promotional support.

The wine business is subject to seasonality.

The wine business is subject to seasonality.  As a result, in response to wholesaler and retailer demand that precedes consumer purchases, we expect that our wine sales will be typically highest during the fourth quarter of our fiscal year. This may in turn have the result that we experience higher costs and expenses during certain periods, which may burden our cash flow and make it difficult or impossible depending upon the available cash and lines of credit under which we may be operating at such time.

We will depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our potential competitive position and brand equity.

Among other items, our future success will depend significantly on our ability to protect our current and future brands and products and to defend such intellectual property rights.  The companies and related brands that we have acquired and expect to acquire in the future have been granted various trademark registrations covering such brands and products and expect to file trademark applications seeking to protect any newly-developed brands and products.  We cannot be certain that trademark registrations will be issued with respect to any of such prospective trademark applications.  There is also a risk that we could, by omission, fail timely to renew or protect a trademark or that our competitors will attempt to challenge, invalidate, or circumvent any existing or future trademarks to be issued to, or licensed by, us.  Our prospective business could be adversely affected by the loss of any brand or infringement of any intellectual property rights.  We will are also subject to risks in this area because existing trade secret and trademark laws offer only limited protection, and the laws of some countries in which our products are or may be developed, manufactured, or sold may not fully protect our products from infringement by others.  In addition, others may assert intellectual property infringement claims against us or our customers.

We intend to sell products globally and will become exposed to currency exchange rate risks, particularly related to the recent strengthening of the U.S. dollar.

We currently manufacture, source, and sell products in the U.S., but if we complete the acquisition of Gravitas or Waimea Estates, we will also have operations in New Zealand Accordingly, if we complete such acquisitions, a change in the value of the currencies will impact our financial statements when translated into U.S. dollars.  In addition, fluctuations in currency can adversely impact the cost position in local currency of our products, making it more difficult for our prospective operations to compete.  The exchange rates between some of the major foreign currencies in which our prospective subsidiaries will operate (including the  New Zealand dollar) and the U.S. dollar have fluctuated significantly in recent years and may do so in the future.

We intend to manufacture and source many products internationally and will become exposed to risks associated with doing business globally.

If we complete the acquisition of Gravitas or Waimea Estates, we intend to manufacture, source, and sell products in the U.S., New Zealand, and, possibly, other international markets. Accordingly, under such conditions we will become subject to risks associated with changes in political, economic and social environments, local labor conditions, changes in laws, regulations, and policies of foreign governments, trade disputes with the U.S., as well as U.S. laws affecting activities of U.S. companies abroad, including tax laws and enforcement of contract and intellectual property rights.  Exchange rate fluctuations may impact the cost of sourced products and our financial results.

Risks associated with interest rate fluctuations, as well as commodity and energy availability, price increases and volatility could adversely affect our prospective business.

Since closing the acquisition of EOS, we may become exposed to risks associated with interest rate fluctuations and commodity price volatility arising from weather, supply conditions, geopolitical and economic variables, and other unpredictable external factors.  As part of our EOS operations, we will need to purchase commodities, including glass and grapes.  Availability, increases, and volatility in the prices of these commodities, as well as products sourced from third parties and energy used in making, distributing, and transporting our products, could increase the manufacturing costs of our products.  There is no assurance that we will be able to avoid the impact of such pricing issues or to pass them to our customers.

We are and may become subject to a wide range of government regulations.

We are and may become subject to a range of regulations in the countries in which we intend to operate.  Where we produce products, we are be subject to environmental laws and regulations and are required to obtain permits and licenses to operate our facilities.  Where we market and sell products, we are subject to laws and regulations on trademark and brand registration, packaging and labeling, distribution methods and relationships, pricing and price changes, sales promotions, advertising, and public relations.  We may also be subject to rules and regulations relating to changes in officers or directors, ownership, or control.

We intend to operate in, and believe that our prospective acquisitions currently are in, compliance in all material respects with all applicable governmental laws and regulations in the countries in which it will, and they currently, operate.  We also believe that the cost of administration and compliance with, and liability under, such laws and regulations will not have a material adverse impact on our budget and, in turn, our financial condition, results of operations, or cash flows.

An increase in import and excise duties or other taxes or government regulations could have a material adverse effect on our business.

The U.S. and other countries in which we currently and in the future may operate impose import and excise duties and other taxes on wine in varying amounts, which have been subject to change.  Significant increases in import and excise duties or other taxes on wine could materially and adversely affect our budgets and, in turn, our expected financial condition or results of operations.  Many U.S. states have considered proposals to increase, and some of these states have increased, state alcohol excise taxes.  In addition, federal, state, local, and foreign governmental agencies extensively regulate the wine industry concerning such matters as licensing, trade, and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers.  Certain federal and state or provincial regulations also require warning labels and signage.  New or revised regulations or increased licensing fees, requirements, or taxes could also have a material adverse effect on our budgets and, in turn, our expected financial condition or results of operations.

Our reliance upon complex information systems distributed worldwide and our reliance upon third-party global networks means we could experience interruptions to our business services.

We currently and in the future expect to depend on information technology to enable us to operate efficiently and interface with customers, as well as to maintain financial accuracy and efficiency of our operations.  If we do not allocate, and effectively manage, the resources necessary to build and sustain the proper technology infrastructure, including that necessary to integrate any of our prospective acquisitions, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach.  As with substantially all information systems, we expect that, notwithstanding our best efforts, our systems could also be penetrated by outside parties’ intent on extracting information, corrupting information, or disrupting business processes.  Such unauthorized access could disrupt our business and could result in the loss of assets.

We are subject to substantial price fluctuations for grapes and grape-related materials, and we have a limited group of suppliers of glass bottles.

Our business is heavily dependent upon raw materials, such as grapes and packaging materials, from third-party suppliers.  At any time we could experience raw material supply, production, or shipment difficulties that could adversely affect our ability to supply goods to our customers.  Increases in the costs of raw materials would also directly affect us.  Although we believe that we will have adequate sources of grape supplies, in the event demand for certain wine products exceeds expectations, we could experience shortages.

The wine industry swings between cycles of grape oversupply and undersupply.  In a severe oversupply environment, the ability of wine producers and distributors to raise prices is limited and, in certain situations, the competitive environment may put pressure on producers to lower prices.  Further, although an oversupply may enhance opportunities to purchase grapes or wines at lower costs, a producer’s selling and promotional expenses associated with the sale of its wine products nevertheless can rise in such an environment.

We expect that glass bottle costs will be one of the largest components of cost of product sold.  In the U.S. and many other countries in which we may operate, glass bottles have only a small number of producers.  The inability of any of our glass bottle suppliers to satisfy our requirements could adversely affect our business.

Contamination could harm the integrity or customer support for our brands and adversely affect the sales of our products.

The success of EOS and the other brands that we intend to acquire will depend, among other reasons, upon the positive image that consumers have of those brands.  Contamination, whether arising accidentally or through deliberate third-party action, or other events that harm the integrity or consumer support for those brands, could adversely affect their sales.  Contaminants in raw materials purchased from third parties and used in the production of the wine or defects in the fermentation process could lead to low beverage quality, as well as to illness among, or injury to, consumers of those products and may result in reduced sales of the affected brand or of all of our prospective brands.

Various diseases, pests, and certain weather conditions could affect quality and quantity of grapes.

Various diseases, pests, fungi, viruses, drought, frosts, and certain other weather conditions could affect the quality and quantity of grapes available, decreasing the supply of our products and negatively impacting revenues and potential profitability.  We cannot guarantee that our current and prospective grape suppliers will succeed in preventing contamination in existing vineyards or that we will succeed in preventing contamination in current or future vineyards that we may acquire.  Future government restrictions regarding the use of certain materials used in grape growing may increase vineyard costs and/or reduce production.  Growing agricultural raw materials also requires adequate water supplies.  A substantial reduction in water supplies could result in material losses of grape crops and vines or other crops, which could lead to a shortage in the supply of our potential products.

An increase in the cost of energy or the cost of environmental regulatory compliance could affect our profitability.

We have experienced significant increases in energy costs, and energy costs could continue to rise, which would result in higher transportation, freight and other operating costs.  We may experience significant future increases in the costs associated with environmental regulatory compliance.  Our future operating expenses and margins will be dependent on our ability to manage the impact of cost increases.  We cannot guarantee that we will be able to pass along increased energy costs or increased costs associated with environmental regulatory compliance to our customers through increased prices.

Changes in accounting standards and taxation requirements could affect our financial results.

New accounting standards or pronouncements that may become applicable to us from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on our reported results for the affected periods.  We are subject to income tax in the numerous jurisdictions in which we generate revenues.  In addition, our products will become subject to import and excise duties and/or sales or value-added taxes in the non-US jurisdictions in which we expect to operate if we complete either of the pending acquisitions.  Increases in income tax rates could reduce our after-tax income from affected jurisdictions, while increases in indirect taxes could affect our prospective products’ affordability and, therefore, reduce our sales.

Class action or other litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

There has been increased public attention directed at the beverage alcohol industry, which we believe is due to concern over problems related to alcohol abuse, including drinking and driving, underage drinking, and health consequences from the misuse of alcohol.  Several beverage alcohol producers have been sued in several courts regarding alleged advertising practices relating to underage consumers.  Adverse developments in these or similar lawsuits or a significant decline in the social acceptability of beverage alcohol products that results from these lawsuits could materially adversely affect our business.

Our securities are considered highly speculative.

Our securities must be considered highly speculative, generally because of the historic lack of any material business and the current status of our recent EOS and prospective acquisitions.  We have neither generated any material revenues nor have we realized a profit from our operations to date and there is no assurance that we will operate EOS or any of our intended acquisitions on a profitable basis.  Since we have not generated any material revenues and have only limited capital, we expect that we will need to raise additional monies through the sale of our equity securities or debt in order to effectuate our business plan and continue our business operations.

Trading of our common stock will be restricted by the SEC’s “Penny Stock” regulations which may limit a shareholder’s ability to buy and sell our stock.

The U.S. Securities and Exchange Commission (“SEC”) has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.”  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of, our common stock.

Shareholders should be aware that, according to SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Our common stock has been thinly traded and, as a result, you may be unable to sell at or near ask prices or at all if you need to liquidate your shares.

The shares of our common stock have been, and may continue to be, thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing shares at or near ask prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume and, that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we close one or more of our prospective acquisitions and became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on Securities price.  We cannot give you any assurance that a broader or more active public trading market for our shares of common stock will develop or be sustained or that any trading levels will be sustained.  Due to these conditions, we cannot provide any assurances that our shareholders will be able to sell their shares at or near ask prices or at all.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted.  Such litigation, if instituted, could result in substantial costs for us and a diversion of management’s attention and resources.

The price of our common stock could be highly volatile.

It is likely that our common stock will be subject to price volatility, low volumes of trades, and large spreads in bid and ask prices quoted by market makers.  Due to the low volume of shares that may be traded on any trading day, persons buying or selling in relatively small quantities may easily influence prices of our common stock.  This low volume of trades could also cause the price of our stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session.  Holders of our common stock may also not be able to liquidate their investment readily or may be forced to sell at depressed prices due to low volume trading.  If high spreads between the bid and ask prices of our common stock exist at the time of a purchase, the price of the common stock would need to appreciate substantially on a relative percentage basis for an investor to recoup an investment in our shares.  Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock.  No assurance can be given that an orderly and active market in our common stock will develop or be sustained.  If an orderly and active market does not develop, holders of our common stock may be unable to sell their shares, if at all.

Rule 144 sales in the future may have a depressive effect on the price of our common stock.

More than eleven million of the approximately 12 million shares of our common stock constitute “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended.  As restricted shares, they may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 (if and when it is available as a resale exemption for the Shares) or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws.  In essence, Rule 144 provides that a person who has held restricted securities for six months may, under certain conditions, sell restricted securities without any volume limitations.  For our Company, the time period is not less than one year from the date of this Report on Form 8-K.  A sale under Rule 144 or under any other exemption from such Act may have a depressive effect upon the price of the common stock in any market that may develop.

Investors’ interests in us will be diluted and investors may suffer dilution in net book value per share if we issue additional shares or raise funds through the sale of equity securities.

We expect to be required to issue additional shares or enter into private placements to raise financing through the sale of equity securities, pursuant to which investors’ interests in us will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold.  If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control.

Our Bylaws contain provisions indemnifying our officers and directors against all costs, charges, and expenses incurred by them.

Our Bylaws contain provisions with respect to the indemnification of our officers and directors (“he”, “him”, “his”) against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal, or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

Our Bylaws do not contain anti-takeover provisions, which could result in a change of our management and directors if there is a take-over of us.

We do not currently have a shareholder rights plan or any anti-takeover provisions in our Bylaws.  Without any anti-takeover provisions, there is no deterrent for a take-over of our Company, which may result in a change in our management and directors.

We do not anticipate paying cash dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Forward-Looking Statements

The following discussion may contain certain forward-looking statements. Such statements are not covered by the safe harbor provisions. These statements include the plans and objectives of management for future growth of the Company, including plans and objectives related to the consummation of acquisitions and future private and public issuances of the Company's equity and debt securities. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

The words “we,” “us” and “our” refer to the Company. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the forward looking statements as a result of a number of risks and uncertainties, including but not limited to: (a) limited amount of resources devoted to achieving our business plan; (b) our failure to implement our business plan within the time period we originally planned to accomplish; (c) our strategies for dealing with negative cash flow; and (d) other risks that are discussed in this report or included in our previous filings with the Securities and Exchange Commission.

THE FOLLOWING PRESENTATION OF OUR MANAGEMENT’S DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS REPORT.

Overview

On November 3, 2009, we closed a transaction pursuant to which we acquired all of the membership interests of the EOS Companies. The EOS Companies operate the EOS Estate Winery and distribute wines, including, without limitation, Cupa Grandis, EOS Estate Private Reserve, EOS Estate, Lost Angel, Novella, Carneros Creek, and Wildhurst.

The purchase price included (i) cash consideration to Saphire in the sum of $300,000, payable in 3 weekly installments commencing on October 30, 2009; (ii) a secured convertible promissory note to Saphire (the “EOS Note”), which was valued at $6,128,560 and is subject to adjustment; and (iii) 2,500,000 shares of our common stock. The Company also granted Saphire an “earnout” pursuant to which it could earn up to an additional 300,000 shares of common stock subject to certain sales and cash flow targets for 2009 and 2010.

As part of the Agreement, SJ EOS has acquired Sapphire subject to its liabilities including overdue obligations of approximately (i) $7,500,000 to Farm Credit Bank West (“Farm Credit”); (ii) a “Bridge Loan” in the amount of $5,325,920 (as of October 31, 2009) due to VinREIT; (iii) a “Grower Loan” in the amount of $3,187,500; and (iv) past due rent obligations under the existing Saphire vineyard and winery lease with VinREIT of $660,964.

We are currently looking for another bank to replace Farm Credit and extend sufficient credit to allow us to repay the Farm Credit overdue obligation that is currently in default. As of the date of this Report, we have not identified a replacement bank for this obligation.  With respect to the Bridge Loan, the Grower Loan and the existing VinREIT vineyard and winery lease, Saphire is in default under these obligations and we are currently in discussions with VinREIT and have received a Term Sheet from VinREIT addressing these issues on the terms set forth herein.

If the transaction with VinREIT proceeds as we have discussed with VinREIT, Sapphire will be (i) entering into a new $25.5 million lease for the vineyard and winery with VinREIT terminating December 31, 2017 (with annual payment obligations of $2,040,000, payable monthly and subject to adjustment); and (ii) obtaining a $5,500,000 promissory note from VinREIT which will satisfy both of the outstanding Bridge Loan and Grower Loan obligations, with VinREIT agreeing to waive repayment of all amounts over $5,500,000 so long as the past due rent is paid and the Farm Credit debt obligation is assumed by another bank. The proposed transaction with VinREIT requires that we bring current the past due rent obligations of $660,964 and find a bank to replace the Farm Credit obligation that is currently in default.

 In addition, we agreed to (i) deliver into escrow for the benefit of VinREIT the first $600,000 of accounts receivable which we collect and (ii) engaged Jeffrey Hopmayer, a principal of the Sellers, as a Consultant for a period of three (3) years, at a fee of $285,000 per year.  The Sellers have also entered into a transition service agreement with us which provides for certain transition services to be provided by the Sellers during the 90 day period following the closing of the EOS Transaction.

The financial statements of the acquired entities do not reflect the changes in results of operations, liquidity and financial resources that will occur as a result of our acquisition of these entities.

Results of Operations

Sapphire Wines was organized on March 20, 2007 and began operations on August 3, 2007; therefore, the results of operations in 2007 represent only five actual months of operations, compared to twelve months of operations in 2008.

For the Year Ended December 31, 2008 compared to the Year Ended December 31, 2007

Tasting room sales increased from $1,030,873 in 2007 to $1,670,043 in 2008.  This increase is due to the full year in 2008 and an increase in the number of visitors to our Tasting Room.  Sales of non- wine goods were comparable in both periods.

Case good sales increased from $3,608,631 in 2007 to $11,055,048 in 2008.  Sales to our two largest customers increased by about $1.2 million in 2008 and the balance of the growth came from sales to new and other existing customers.  Export sales increased almost $600,000 in 2008.

Cost of sales as a percentage of sales decreased from 70% in 2007 to 54% in 2008.  This improvement is a result of better utilization of our facility as sales increased, thus spreading fixed overhead over greater production volumes.

Selling, general and administrative expenses increased by $2,844,509 in 2008 compared to 2007.  This increase consists of a full year of operations in 2008, as well as additional amounts incurred in marketing efforts for our brands.

Interest expense increased $1,751,607 in 2008 due to increased borrowings and a full year’s interest in 2008 compared to 2007.

For the six month periods ended June 30, 2008 and 2009

Tasting room sales decreased in the six month period in 2009 to $675,359 from $719,376 in the same period in 2008.  This decrease is a result of a decline in the number of visitors and fewer purchases per visitor.  We believe that this is a result of the economic conditions in general.

Case sales increased from $4,649,641 in the six month period in 2008 to $6,754,871 in the same period in 2009.  This increase is mainly attributable to our two largest customers.

Cost of sales as a percentage of sales increased from 49% in the 2008 period to 61% in the 2009 period.  This increase is due mainly to the mix of our overall sales and the sales of excess wine on the bulk market, all at lower gross margins.

Selling, general and administrative expenses increased $761,102 in the 2009 six month period compared to the 2008 period. This increase is comprised mainly of additional marketing efforts related to the increase in sales level and the equipment rental related to the installation of the solar equipment at the end of 2008.

Interest expense increased $233,878 in the six month period in 2009 from the same period in 2008, due to increased borrowings in 2009.

Solar power income results from state credits related to the solar power system we installed.

The gain on purchase of subsidiary in 2009 is a result of the excess of the value of the net assets of the entity that we acquired in 2009 over the purchase price of that entity.

Financial Condition and Liquidity

At June 30, 2009, we had negative working capital of $28,271,844.  Our acquisition of EOS has resulted in $22,776,546 of current liabilities being converted into a lease obligation of $25.5 million and has increased other debt obligations by about $6.5 million.  About $7.5 million of our current notes payable are in default; we do not have the ability to cure this default and have not yet secured a new lender for this amount.  Further, we need additional funds to pay for the current harvest.  EOS has cash used in operating activities of $344,593 during the six month period ended June 30, 2009 and has had cash used in operating activities in each period.  The provisions of our acquisition of EOS will increase the negative flow from operations.

Although we have raised $265,000 through the sale of 132,500 shares of our common stock, this is not sufficient to meet our current and future cash requirements.  We are continuing to attempt to raise additional funds through sales of common stock, but there are no assurances that we will raise sufficient amounts to meet our current needs.

We do not believe that EOS will generate sufficient funds from its operations in the near future to meet our cash needs.  We believe, however, that the acquisition of the New Zealand wine operations that we are currently pursuing will provide sufficient cash flow to meet all of our cash requirements.  The potential lender for the proposed New Zealand properties, who is also the lessor of the EOS properties, required that we complete the EOS transaction before they would consider financing the New Zealand acquisitions.  As the EOS transaction is now complete, we believe that the financing for New Zealand will be approved.  There is no assurance that this will occur, or, if it does, that cash flow from operations will be sufficient to meet our obligations.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements at June 30, 2009.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding directors and executive officers of the Company, including their ages as of November 3, 2009. All of our directors will hold office for the remainder of the full term and until their successors are duly elected and qualified. Executive officers serve at the request of the Board of Directors.

Management and Directors

The Officers and Directors of the Company and SJ EOS are as follows:

Name	Age	Position
Richard Hurst	53	Chief Executive Officer and Director
George McCarthy	72	Chairman of the Board of Directors
Dale Paisley	68	Chief Financial Officer
Wayne Gronquist	65	Secretary and Director

George McCarthy, Chairman of the Board of Directors

George McCarthy has been our Chairman of the Board of Directors since September 16, 2009. Mr. McCarthy is also Chairman of Corby Distilleries Corp., the second largest marketer of spirits and wine in Canada. Mr. McCarthy has been in the wine and spirits industry for over four decades.  He is the former President of the Americas for Allied Domecq Spirits and Wine and a Director of Allied Domecq Ltd. Prior to that he was President and CEO of Joseph E. Seagram and Sons Limited and Seagram Far East. He holds a BA from The University of Detroit and an MBA from The University of Chicago.

Richard Hurst, Chief Executive Officer and Director

Richard Hurst has been our Chief Executive Officer and Director since June 1, 2009. Prior to joining us, Mr. Hurst served as a Senior VP Beverage Alcohol with The Nielsen Company. Mr. Hurst brings more than 30 years of experience in the Wine and Spirits industry, mainly with Diageo and its predecessor companies, where he was ultimately Senior VP Corporate Strategy.  He was instrumental in developing Diageo’s strategy to strengthen the company’s relationships with its wholesale distributors, as well as charting the course for acquisitions and divesture of non-core assets.   He began his career with Distillers Company in the UK, and managed several businesses in Europe, including United Distillers Germany and Austria.  He holds a B.A. and M.A. from Oxford University.

Dale Paisley, Chief Financial Officer

Dale Paisley has been our Chief Financial Officer since July 10, 2009. Dale has been a financial and accounting consultant to primarily small public companies since 2000. He has significant management experience with regulatory reporting to the SEC and state regulators and has served as temporary CFO and CEO of several public and private companies. He previously served as President of SoCal Waste Group, Inc., CEO and CFO of USA Biomass Corporation, and CFO of Amish Naturals, Inc. He was appointed as a director of BPOMS in December 2006 and serves as Chairman of the Audit Committee. Prior to 1995, he was a partner in the international accounting firm of Coopers & Lybrand (now PriceWaterhouseCoopers).

Wayne Gronquist, Secretary and Director

Wayne Gronquist has served as a Director and Secretary of the Company for more than the past five years.  From September 2008 until June 1, 2009, he also served as the Company’s Chief Executive Officer, President, and Chief Financial Officer.  Mr. Gronquist resigned as CEO and President on June 1, 2009 and was replaced as CFO by Mr. Paisley on July 10, 2009. Mr. Gronquist is an attorney in private practice in Austin, Texas, with 26 years experience as corporate counsel and advisor for various privately held corporations.  The operation of his law practice is Mr. Gronquist’s principal occupation.  Mr. Gronquist has not held an office or served on the Board of Directors of any other corporation, besides his personal law practice, other than his service for us.

Certain Significant Employees

Nathan Carlson, Winemaker

Growing up in rural Minnesota, Nathan Carlson learned early on about sustainable agriculture, and cites it as a key reason for joining The EOS Estate Winery. Nathan joined the EOS team in April of 2008, with more than 10 years of winemaking experience behind him, including being a key member of the winemaking teams at several vineyards throughout Santa Barbara and San Luis Obispo counties and the Dundee Hills of Oregon. Mr. Carlson also spearheads the development of new releases from EOS’ own estate holdings in Paso Robles. He is intimately familiar with the region’s climate and weather patterns, which are vital to the quality of grapes and wines in the area.

Involvement in Legal Proceedings

During the past five years, no officer or director of the Company has:

(1) Petitioned for bankruptcy or had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Directorships

Compliance with Section 16(a) of the Exchange Act

Directors hold office until the next annual meeting of the shareholders of the Company or until their successors have been elected and qualified. Officers are elected annually and serve at the pleasure of the Board of Directors.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Registrant’s officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership of Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Registrant with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Registrant believes that, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied.

Code of Ethics

We have not yet adopted a code of ethics. We intend to adopt a code of ethics in the near future.

EXECUTIVE COMPENSATION

No officer or director of the Company has received, or was entitled to receive, compensation from the Company during the fiscal year ended December 31, 2008.

The Company has no compensatory plans or arrangements whereby any executive officer would receive payments from the Company or a third party upon his resignation, retirement or termination of employment, or from a change in control of the Company or a change in the officer’s responsibilities following a change in control.

Compensation Discussion and Analysis

We have not yet established a definitive compensation program for our executive officers.  However, we expect to establish a compensation program in 2010 to provide our executive officers with competitive remuneration and to reward their efforts and contributions to the Company. Elements of compensation for our executive officers are expected to include base salary, cash bonuses and the grant of option or stock awards.

Before we set the base salary for our executive officers each year, we intend to research the market compensation in the New York Metropolitan area for executives in similar positions with similar qualifications and relevant experience. We may decide to add a 10%-15% premium as an incentive to attract high-level employees. We have not yet determined whether Company performance will play a significant role in the determination of base salary.

Cash bonuses may also be awarded to our executives on a discretionary basis at any time. Cash bonuses may also be awarded to executive officers upon the achievement of specified performance targets, including annual revenue targets for the Company.

Director Compensation

The Company did not provide any compensation to its directors in the fiscal year ended December 31, 2008. The Company may establish certain compensation plans (e.g. options, cash for attending meetings, etc.) with respect to directors in the future.

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The following table sets forth certain information regarding the shares of common stock beneficially owned or deemed to be beneficially owned as of October 14, 2009 by:  (i) each person known to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers, and (iv) all such directors and executive officers as a group.

            Except as indicated by the footnotes below, management believes, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 6, 2009.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name & Address of Beneficial Owner	Office, If Any	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class(2)
Officers and Directors
George McCarthy	Director - Chairman of the Board of Directors	Common stock $0.01 par value	0	0
Richard Hurst[3]	Chief Executive Officer and Director	Common stock $0.01 par value	0	0
Dale Paisley	Chief Financial Officer	Common stock $0.01 par value	0	0
Wayne Gronquist[9]	Director	Common Stock $0.01 par value	896,889	6.13
All officers and directors as a group (4 persons named above)		Common stock $.01 par value	896,889	6.13
5% Securities Holder
Saphire Advisors, LLC[4] 381 Mallory Station Road, Suite 211 Franklin, Tennessee 37067		Common stock $0.01 par value	3,858,798	24.12
Lighthouse Financial Group LLC [5] 420 Lexington Ave., Suite 1430, New York, New York 10170		Common stock $0.01 par value	1,510,600	10.32
Mariano Bonilla TTEE Nevada Irrevocable Trust UA 10/28/2008[6] 3540 W Sahara Ave., Las Vegas, Nevada 89102		Common stock $0.01 par value	1,190,000	8.13
Wynthrop Barrington, Inc.[7] 1800 E Sahara, Suite 107 Las Vegas, Nevada 90104		Common stock $0.01 par value	1,160,000	7.92
June Maski PO Box 646 Glenhaven, California 95443		Common stock $0.01 par value	1,160,000	7.92
Jurei, LLC[8] 3540 W Sahara Ave., Las Vegas, Nevada 89102		Common stock $0.01 par value	910,000	6.21
Union Standard Ltd[9] 1104 Nueces Street Austin, TX 78701		Common stock $0.01 par value	896,889	6.13

1.            Applicable percentage ownership is based on 14,642,156 shares of common stock issued and outstanding on November 3, 2009 (except shares owned by Saphire Advisors, LLC which are based upon 16,000,954 shares of common stock outstanding, reflecting the conversion of the EOS Note into 1,358,798 shares of common stock.  The number of shares of common stock owned are those “beneficially owned” as determined under the rules of the SEC, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant, or right.

2.            As of November 3, 2008, a total of 14,642,156 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). This total does not include shares issued in the EOS Transaction

3.           We had originally agreed to issue 2.5% of our shares of common stock to Richard Hurst in connection with his employment agreement. However, Mr. Hurst’s employment agreement terminated on October 1, 2009 in accordance with its terms since we had failed to complete a winery acquisition on or before such date. It is expected that we will enter into a new employment agreement with Mr. Hurst pursuant to which he will receive equity or options to acquire shares of our common stock. In addition, the Board of Directors recently approved a resolution granting 300,000 shares of our common stock to Mr. Hurst in recognition of his services in connection with the EOS Transaction. Mr. Hurst has decided not to accept the grant of such shares based upon possible adverse tax consequences of the grant. We intend to review this matter with our accountants and expect to grant shares of common stock or options to Mr. Hurst after the date of this Report.

4.           Jeff Hopmayer is the Managing Member of Saphire Advisors, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this holder. The Company has agreed to register the shares owned by Saphire Advisors, LLC (includes shares issuable upon conversion of the EOS Note) under the Securities Act of 1933. The amount shown above includes 1,358,798 shares of common stock that are issuable upon conversion of the EOS Note (assuming a conversion price of $2 per share). Saphire Advisors, LLC’s percentage ownership assumes the conversion of the EOS Note, includes all 1,358,798 shares and is based upon 16,000,954 shares of common stock outstanding.

5.           Includes 10,600 shares issued to Lighthouse Financial Group, LLC.  in connection with the Company’s September 2009 Private Offering of Securities. The Company has agreed to register the shares owned by Lighthouse Financial Group, LLC. under the Securities Act of 1933. Lighthouse Global Partners, LLC, Jeffrey J. Morfit and Robert J. Bradley may each be deemed to be the beneficial owners of the 1,500,000 shares of Common Stock beneficially owned by Lighthouse Financial Group, LLC.  Lighthouse Global Partners, LLC is the Managing Member and majority owner of Lighthouse Financial Group, LLC.  Jeffrey J. Morfit and Robert J. Bradley are the Managing Members of Lighthouse Global Partners, LLC. Each of Lighthouse Global Partners, LLC, Jeffrey J. Morfit and Robert J. Bradley disclaim beneficial ownership of shares of Common Stock held by Lighthouse Financial Group, LLC, except to the extent of their pecuniary interest therein.

6.           Mariano Bonilla is the Trustee of Nevada Irrevocable Trust UA 10/28/2008 and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this holder.

7.           W. David Winitzky is the President of Wynthrop Barrington, Inc. but disclaims beneficial ownership of the shares owned by such entity. Accordingly, other shares owned directly in the name of W. David Winitzky have not been included in this total.

8.           Curtis J. Bernhardt is the Managing Member of Jurei, LLC, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this holder.

9.           Wayne Gronquist is the President of Union Standard, Ltd., and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this holder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We will present all possible transactions between us and our officers, directors or 5% stockholders, and our affiliates to the Board of Directors for their consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no more favorable than those available to disinterested third parties.

In September 2009 we entered into an investment banking agreement with Lighthouse Financial Group, LLC (“Lighthouse”). Lighthouse acted as Placement Agent in the private placement of up to $1,000,000 of our common stock. Pursuant to the terms of the Placement Agency Agreement, we agreed to (i) pay Lighthouse a commission equal to 6% of the gross proceeds from the Private Offering; (ii) pay Lighthouse a non-accountable expense equal to 2% of the gross proceeds from the Private Offering; and (iii) issue Lighthouse shares of our common stock in an amount equal to 8% of the number of shares sold in the Private Offering. Since Lighthouse owns in excess of 5% of our outstanding shares of common stock, this transaction represents a related party transaction. We are of the belief that the terms of this transaction were on terms no more favorable than those available to disinterested third parties.

Wynthrop Barrington, Inc., the holder of 7.92% of the Company’s outstanding common stock, is the owner of 14.76% of the outstanding common stock of Pinnacle Resources, Inc. based upon a Schedule 13G it has filed with the Securities and Exchange Commission. Jurei, LLC., the holder of 6.21% of the Company’s outstanding common stock,  is the owner of 14.76% of the outstanding common stock of Pinnacle Resources, Inc. based upon a Schedule 13G it has filed with the Securities and Exchange Commission.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 50,000,000 shares of common stock, par value 0.001 per share, of which there are 14,642,156 issued and outstanding shares of common stock after issuance of the 2,500,000 shares of common stock to Saphire in connection with the EOS Transaction and the issuance of 132,500 shares to investors and 10,600 shares to Lighthouse as compensation in the recent Private Offering. The common stock outstanding does not take into account the issuance of shares upon conversion of the EOS Note, the Note issued to Pinnacle or any incentive shares that may be issued after the date of this Report. The following statements set forth the material terms of our common stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, our Articles of Incorporation and Bylaws, copies of which are filed as exhibits to our SEC reports.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board in its discretion from funds legally available therefore. In the event of any liquidation, dissolution or winding up, the holders of common stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of preferred stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions.

The payment of dividends, if any, will be within the discretion of the Board. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board does not anticipate declaring any cash dividends for the foreseeable future. We have not paid any cash dividends on our common stock.

Transfer Agent

Securities Transfer Corp, 2591 Dallas Parkway, Suite 102, Frisco Texas 75034 currently acts as our transfer agent and registrar.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

On September 8, 2008, FINRA, acting in reliance on information contained in a “Form 211 filing” cleared the request from a broker-dealer for it to place unpriced quotations on the OTC Bulletin Board for our common shares.  Subsequently, and in accordance with FINRA regulations, priced quotations were permitted to be placed on the OTC Bulletin Board under the symbol “STJC.”  Pink OTC Markets, Inc. reports that the first closing bid price subsequent to January 1, 2007, was January 29, 2009.

On October 14, 2009, we had 1,113 shareholders of record.

We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business.

When the trading price of our common stock is below $5.00 per share, the common stock is considered to be a “penny stock” that is subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements.

RECENT SALES OF UNREGISTERED SECURITIES

In June 2009 we entered into a $500,000 convertible note with Pinnacle Resources, Inc. (“Pinnacle”), a previous lender to the Company.  The note is without collateral, bears interest at prime plus 8% (11.5% at June 30, 2009), is due in one year and is convertible into shares of our common stock at $0.50 per share.  Concurrently therewith, we modified our existing $150,000 and $25,000 notes payable to the same lender to provide for each of these notes to be convertible into shares of the Company’s common stock at $0.50 per share. Pinnacle may not exercise its conversion option if, after giving effect to such conversion, Pinnacle (together with its affiliates, and any other person or entity acting as a group together with Pinnacle or any of its affiliates) would beneficially own in excess of 4.99% of the our common stock. We also granted certain "piggyback" registration rights in respect of the shares into which the Debenture may be converted. Wynthrop Barrington, Inc. and Jurei, LLC., the holders of 7.92% and 6.21% of the Company’s outstanding common stock, respectively, each own 14.76% of the outstanding common stock of Pinnacle Resources, Inc. based upon a Schedule 13G it has filed with the Securities and Exchange Commission.

From September 2009 through the date of this Report, we issued 132,500 shares of common stock at a price of $2.00 per share to various investors in a private offering that we believe was exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Act”) and Rule 506 of Regulation D promulgated thereunder. The shares of common stock were sold through Lighthouse, a FINRA member and a holder of in excess of 5% of our common stock. Lighthouse received 10,600 shares of common stock as partial compensation for its services in such Placement.

On November 3, 2009 in connection with the closing of the acquisition of the EOS Business from the Sellers, we issued 2,500,000 shares of our common stock to Saphire as partial payment for the purchase of the EOS Business. In addition, the EOS Note may be converted into shares of our common stock at the option of the holder, which if converted at the recent offering price of $2 per share, would equate to the issuance of an additional approximately 1,358,798 shares of common stock, based upon an adjusted balance due on the Note of $2,717,596. We are of the belief that the issuance of such shares was exempt from registration under Section 4(2) of the Act.

LEGAL PROCEEDINGS

We are not involved in any lawsuit outside the ordinary course of business, the disposition of which would have a material effect upon either our results of operations, financial position, or cash flows.

Item 5.06

Change in Shell Company Status

As explained more fully in Item 2.01 above, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately before the Closing of the Agreement. As a result of the Agreement and the acquisition by SJ EOS of the EOS Business, we became an operational business. Consequently, we believe that the Exchange has caused us to cease to be a shell company. For information about the Exchange, please see the information set forth above under Item 2.01 of this Current Report on Form 8-K which information is incorporated herein by reference.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a), audited financial statements for Sapphire Wines, LLC and Emerald Wines, LLC for each of the years ending December 31, 2007 and December 31, 2008 are filed in this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

In accordance with Item 9.01(b), the Registrant’s pro forma financial statements as of June 30, 2008 and 2009 are filed in this Current Report on Form 8-K.

(c)	Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

(d)  Exhibits

Exhibit
Number	Description
2.1	Membership Purchase Agreement by and among the Company, SJ EOS and the Sellers.
10.1	Convertible Secured Promissory Note.
10.2	Note Guaranty by the Company
10.3	Transition Services Agreement
10.4	Hopmayer Consulting Agreement
10.5	Registration Rights Agreement
10.6	Bill of Sale – Excluded Assets
10.7	Saphire Advisors LLC Lock-up Agreement
10.8	Security Agreement
10.9	Trademark Security Agreement
99.1
Audited financial statements for Sapphire Wines, LLC and Emerald Wines, LLC for each of the years ending December 31, 2007 and December 31, 2008 and unaudited financial statements for Sapphire Wines, LLC and Emerald Wines, LLC for each of the six month periods ending June 30, 2008 and June 30, 2009

99.2	Pro forma financial statements as of December 31, 2008 and June 30, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

DATED: November 9, 2009	THE SAINT JAMES COMPANY

/s/ RICHARD HURST
Richard Hurst
Chief Executive Officer